Coopers  & Lybrand
370 Seventeenth Street  Suite 3300
Denver, CO 80202-
Tele: (303) 573-2800
Fax: (303) 573-2902



March 14, 1997




Dakota Mining Corporation
Suite 2450
410 Seventeenth Street
Denver, Colorado  80202

RE:      Dakota Mining Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We hereby consent to the use of our name beneath the caption "United States Federal Income Tax Considerations of the Merger" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement on Form S-4 to be filed by Dakota Mining Corporation with the Securities and Exchange Commission on or about March 17, 1997, and to the filing of a copy of our opinion as an Appendix thereto.

COOPERS & LYBRAND L.L.P.



By:  /c/ Randy Stein___________
         Randy Stein
         Tax Principal